Exhibit 99.1

Juhl Wind, Inc. Announces Completion, Startup and Acquisition of $22 Million Valley View Wind Farm

Valley View Becomes the Third Wind Farm Investment Added to its Asset Base

Woodstock, MN – December 21, 2011 – Juhl Wind, Inc. (OTCBB: JUHL, the “Company”), the Leader in Community Wind Power, today announced the official commercial operation and its acquisition of the $22 million Valley View Wind Farm located near the Company’s headquarters in Chandler, Minnesota in the southwestern part of the state.  The Valley View Project is a 10 MW facility that utilizes 5 Gamesa G87 wind turbines and is providing the clean, renewable energy to Xcel Energy through a long-term, power purchase agreement.  The project involves key investment partners to Juhl Wind, including the Geo Investors Fund, as well as the ownership participation of local owners under Juhl’s classic community wind structure.

“We are extremely proud to announce the completion and startup of our Valley View Wind Farm.  This is now the sixth wind farm project we have completed in the past 24 months totaling over $150 million in project value,” stated Dan Juhl, Chairman and CEO of Juhl Wind Inc.  “Our consolidation of the Valley View Wind Farm may be one of the most significant milestones in our corporate history.  We are confident that in completing this amount of wind farms in such a short period of time puts Juhl Wind into a class by itself amongst independent developers, owner and operators of wind power in North America.  This phase has included the Adams, Danielson, Grant County, Winona County, Woodstock Municipal and Valley View wind projects.  We have fully developed, managed construction and brought these projects into full service over the past two years.”

“By adding an additional $22 million in wind farm fixed assets, Valley View is now the third wind farm that Juhl Wind owns and operates through our Juhl Renewable Assets Inc. subsidiary,” added John Mitola, President of Juhl Wind Inc.  “As we recently did with our Winona project, our decision to become the owner and operator in this project is consistent with our stated plan to continue to add renewable assets to our balance sheet following our acquisition of Woodstock Hills earlier this year. In this way, Juhl participates in the development proceeds, construction work and ongoing electricity sales while building a balance sheet of over $30 million in wind farm fixed assets as of today.  Valley View will be treated as a variable interest entity that will be consolidated with Juhl Wind Inc. financials including typical liabilities associated with wind farm projects.  The wind farm will generate approximately $2.1 million in annual, recurring revenue bringing our annual wind farm revenue to an estimated $3.2 million.  We believe continuing to add wind farm assets along with their recurring revenue streams, adds to the long-term stability and credibility of Juhl Wind Inc.”

“We are very pleased to make our first investment of $2 million as a partner with Juhl Wind in the Valley View Wind Farm,” stated William Fitzgerald, Managing Director and Chief Investment Officer of Global Infrastructure Asset Management, the manager of the Geo Investors Renewable Infrastructure Fund I, LP. “Our Geo Investors Fund provides mezzanine capital financing to mid-sized infrastructure projects that produce renewable energy. The consolidation in the banking system during the last three years has caused a shortage of capital to finance renewable infrastructure projects that are not only commercially viable, but also necessary and important to communities that seek to independently source energy and to sustain their environments.”

“Underscoring our expertise in all areas of wind farm development and operations, Juhl Wind will also be providing ongoing services to Valley View including balance-of-plant warranty, operation and maintenance and administrative services through our Juhl Energy Services subsidiary,” continued Mitola. “This reflects our stated goals of building as much recurring annual revenue in various aspects of wind farm development, ownership and operations.”

About Juhl Wind Inc.
Juhl Wind is an established leader in Community Based Wind Power development and management, focused on wind farm projects throughout the United States and Canada.  Juhl Wind pioneered community-based wind farms, developing the currently accepted financial, operational and legal structure providing local ownership of medium-to-large scale wind farms.  To date, the Company has completed 21 wind farm projects and provides operations management and oversight across the portfolio. Juhl Wind services every aspect of wind farm development from full development and ownership, general consultation, construction management and system operations and maintenance.  With its consolidation of the Valley View, Winona County and Woodstock Hills wind farms, the Company has now invested in and operates 21.7 MWs of wind power.  Through its Next Generation Power Systems subsidiary (“NextGen’), Juhl Wind also provides full sales and service to smaller, on-site wind and solar projects in addition to our larger Community Wind Farms.  Juhl Wind is based in Woodstock, Minnesota and is traded on the OTCBB under the symbol “JUHL”.  Additional information is available at the Company’s website at www.juhlwind.com or by calling 877-584-5946 (or 877-JUHLWIN).

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For more information, contact:

Juhl Wind Investor Relations
Jody Janson
Phone: (888) 438-JUHL (or 888-438-5845)
Email: jody@istockdaily.com

FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Juhl Wind’s current expectations about its future results, performance, prospects and opportunities. Juhl Wind has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Juhl Wind and are subject to a number of risks, uncertainties and other factors that could cause Juhl Wind’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements and specifically those statements referring to the projects mentioned herein.  New projects are subject to large, third party risks that may not be in control of Juhl Wind including the timing of funding and actual construction. Based upon the new ownership structure that has occurred upon project completion, the Valley View wind farm will be treated as a variable interest entity (VIE) and therefore will be consolidated with Juhl Wind financials, adding approximately $25 million of total assets and approximately $19 million of nonrecourse project financing liabilities to our year-end consolidated balance sheet.  The development and construction of the Valley View wind farm was not previously consolidated as a variable interest entity in our recent financial statement filings since our project involvement at that time did not have characteristics of a controlling financial interest that would warrant such VIE accounting treatment. While the Valley View wind farm is estimated to generate approximately $2.1 million in annual revenue, revenue estimates for all wind farms owned and operated by Juhl Wind Inc. are subject to variations due to turbine availability, actual wind available on an annual basis and other operating risks outlined in company filings.  These risks are referenced in Juhl Wind’s current 10K or as may be described from time to time in Juhl Wind’s subsequent SEC filings; and such factors as incorporated by reference.